Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 16th day of February 2021, by and among Thayer Ventures Acquisition Holdings LLC, Mark E. Farrell and Christopher Hemmeter.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $0.0001 per share, of Thayer Ventures Acquisition Corporation and further agree that this Agreement be included as an exhibit to such filing. Each party to the Agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this Agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 16th day of February, 2021.

THAYER VENTURES ACQUISITION HOLDINGS LLC

By:	/S/ MARK E. FARRELL
Name:	Mark E. Farrell
Title:	Manager

MARK E. FARRELL

By:	/S/ MARK E. FARRELL
Name:	Mark E. Farrell

CHRISTOPHER HEMMETER

By:	/s/ CHRISTOPHER HEMMETER
Name:	CHRISTOPHER HEMMETER